UNIROYAL TECHNOLOGY CORPORATION
                                    Suite 900
                             Two North Tamiami Trail
                             Sarasota, Florida 34236



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The Annual Meeting of Stockholders of Uniroyal Technology Corporation will be held at the Hyatt Sarasota, 1000 Boulevard of the Arts, Sarasota, Florida on February 6, 1998 at 11:00 a.m., Eastern Standard Time, for the following purposes:

         1. To elect eight directors for a term of one year, to be elected by holders of common stock;

         2. To consider and take action upon the ratification of the selection of Deloitte & Touche LLP to serve as the independent public accountants for the Company for the fiscal year ending September 27, 1998; and

         3. To transact such other business as may properly come before the meeting and any adjournment of the meeting.

         The Board of Directors has fixed the close of business on December 15, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, on and after January 27, 1998, during ordinary business hours at the office of the Secretary of the Company, Two North Tamiami Trail, Suite 900, Sarasota, Florida.

         WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IN THE UNITED STATES. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

                                OLIVER J. JANNEY
                                    Secretary
Dated: January 5, 1998

                         UNIROYAL TECHNOLOGY CORPORATION
                                    Suite 900
                             Two North Tamiami Trail
                             Sarasota, Florida 34236




                                 PROXY STATEMENT



         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Uniroyal Technology Corporation, a Delaware corporation (the "Company"), on or about January 5, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on February 6, 1998 at 10:00 a.m., Eastern Standard Time, at the Hyatt Sarasota, 1000 Boulevard of the Arts, Sarasota, Florida, and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting, giving notice of revocation of the proxy and voting in person.

         Unless otherwise specified, all shares represented by effective proxies will be voted by the proxy holder in favor of (i) the eight nominees as directors; and (ii) ratification of the selection of Deloitte & Touche LLP to serve as the independent public accountants for the Company for the fiscal year ending September 27, 1998. The Board of Directors does not know of any other business to be brought before the meeting, but, as to any such other business, proxies will be voted upon any such matters in accordance with the judgment of the person or persons acting under the proxies.

         The cost of soliciting proxies will be borne by the Company. Original solicitation of proxies by mail may be supplemented by telephone or telegram, by personal solicitation by directors, officers or other regular employees of the Company, who will not receive additional compensation for such services; the cost of any such solicitation is expected to be nominal. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company, upon request, will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

         Only holders of record of outstanding shares of the Common Stock, $.01 par value per share ("Common Stock"), of the Company at the close of business on December 15, 1997, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share held on the record date. There were 12,754,139 shares of Common Stock outstanding and entitled to vote on December 15, 1997.

         When a quorum is present at the meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" generally occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary powers as to such proposal. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For" or "Against" or abstain from voting, will be counted for purposes of determining whether a quorum is present. Abstentions from voting by stockholders and broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of November 30, 1997, by (a) each person known to the Company to be the beneficial owner of more than five percent of the Common Stock, (b) all directors and nominees, (c) the Chief Executive Officer and the other four most highly compensated executive officers of the Company and
(d) all directors and executive officers of the Company as a group:



                       At November 30, 1997

Name and Address of                            Common Stock
 Beneficial Owner(1)                   Number of            Percent of
                                    Shares Owned (2)          Class (3)


Pioneering Management Corp.         1,256,500                 8.01%
  60 State Street
  Boston, MA 02109

Enforcement Counsel
 for Superfund                      1,054,832                 6.73%
 United States Environmental
  Protection Agency
  401 M Street, N.W.
  Mail Code LE 134-5
  Washington, D.C. 20460

Thomas J. Russell                   1,834,820  (4)           11.70%
Howard R. Curd                      1,052,692  (5)            6.71%
John A. Porter                        662,695  (6)            4.23%
Robert L. Soran                       474,874  (7)            3.03%
George J. Zulanas, Jr.                307,107  (8)            1.96%
Roland H. Meyer                       183,374  (9)            1.17%
Oliver J. Janney                      167,889 (10)              1.07%
Martin J. Gutfreund                   123,935 (11)                   (12)
Richard D. Kimbel                      74,751 (13)                   (12)
Curtis L. Mack                         32,013 (14)                   (12)
Peter C.B. Bynoe                       20,500 (15)                   (12)

All directors and executive
officers of the Company
as a group                          4,934,650 (16)           31.47%


--------

     (1) The address for all directors and executive officers is care of the Company, Two North Tamiami Trail, Suite 900, Sarasota, Florida 34236.

     (2) Information contained in the table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. This table is based on information supplied by directors, officers and beneficial owners of ten percent or more of the Common Stock and Forms 13D and 13G filed with the Securities and Exchange Commission by beneficial owners of 5% or more of the Common Stock. Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

     (3) Applicable percentages are based on 15,679,950 shares of Common Stock outstanding, which include shares issued and to be issued pursuant to the Plan of Reorganization of certain predecessors of the Company, shares of Common Stock issued as stock dividends on preferred stock, shares issued in the private placement on May 31, 1994, shares issued pursuant to exercises of options under the Company's stock option plans, shares issuable pursuant to currently exercisable options under the Company's stock option plans, and shares issuable pursuant to outstanding warrants.

     (4)Includes 34,115 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.

     (5) Includes 389,508 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans, 76,300 shares of Common Stock issuable pursuant to warrants and 632 shares of Common Stock in the Company's Savings Plan.

     (6) Includes 32,695 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.


     (7) Includes 328,242 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans and 632 shares of Common Stock in the Company's Savings Plan. Does not include 65,000 shares of Common Stock held in trust for a family member nor 35,000 held by family members residing in Mr. Soran's house, as to which Mr. Soran disclaims beneficial ownership.

     (8) Includes 183,796 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans and 3,311 shares of Common Stock in the Company's Savings Plan.

     (9) Includes 47,374 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.

     (10) Includes 145,257 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans and 632 shares of Common Stock in the Company's Savings Plan.

     (11) Includes 83,992 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans and 14,244 shares of Common Stock in the Company's Savings Plan.

     (12) Less than one percent.

     (13) Includes 40,603 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans, 227 shares of Common Stock in the Company's Savings Plan and 321 shares of Common Stock in the Company's Employee Stock Ownership Plan.

     (14) Consists of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.

     (15) Includes 15,000 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1995 Non-Qualified Stock Option Plan.

     (16) Includes 1,332,595 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "S.E.C.") and the Nasdaq National Market. Officers, directors and greater than ten-percent beneficial owners are required by S.E.C. regulations to furnish the Company with copies of all reports that they file with the S.E.C. pursuant to Section 16(a) of the Exchange Act. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 1997 its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                              ELECTION OF DIRECTORS
Nominees for Director

====================================================================================================================
NAME                           AGE                    POSITION                           DIRECTOR SINCE
====================================================================================================================

Peter C.B. Bynoe                46                    Director                                1992
--------------------------------------------------------------------------------------------------------------------
Howard R. Curd                  58          Chairman of the Board, Chief                      1992
                                           Executive Officer and Director
--------------------------------------------------------------------------------------------------------------------
Richard D. Kimbel               53                    Director                                1992
--------------------------------------------------------------------------------------------------------------------
Curtis L. Mack                  55                    Director                                1992
--------------------------------------------------------------------------------------------------------------------
Roland H. Meyer                 70                    Director                                1992
--------------------------------------------------------------------------------------------------------------------
John A. Porter                  54                    Director                                1994
--------------------------------------------------------------------------------------------------------------------
Thomas J. Russell               66                    Director                                1994
--------------------------------------------------------------------------------------------------------------------
Robert L. Soran                 54       President, Chief Operating Officer                   1993
                                                    and Director
--------------------------------------------------------------------------------------------------------------------

     Peter C.B. Bynoe is Chairman of the Audit Committee and a member of the Executive Committee of the Board of Directors. Mr. Bynoe is Chairman and Chief Executive Officer of Telemat Ltd., a project management and financial services consulting firm he founded. He is also a partner in the Chicago law firm of Rudnick & Wolfe. Mr. Bynoe also formerly served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and the State of Illinois created to build a new Comiskey Park for the Chicago White Sox. Mr. Bynoe is also a director of Jacor Communications, which owns approximately 170 radio stations across the United States. Mr. Bynoe was formerly the co-owner and Managing General Partner of the National Basketball Association's Denver Nuggets. Mr. Bynoe is also an Overseer of Harvard University.

     Howard R. Curd was appointed Chief Executive Officer of the Company as of September 21, 1992. Mr. Curd is also a member of the Executive Committee of the Board of Directors. Mr. Curd was Chief Executive Officer, President (from September 1991), Chairman of the Board and a director of The Jesup Group, Inc., the parent of certain predecessors of the Company, from 1981 until March 1993. He is also a director of Emcore Corporation, a U.S.-based international compound semiconductor equipment and material manufacturer.

     Richard D.Kimbel is a member of the Audit, Compensation, Trust Funds and Executive Committees of the Board of Directors. Mr. Kimbel was employed as an engineer by certain predecessors of the Company and the Company from 1962 until June 1994; he served as Manager of Human Resources for the Ensolite and Uniroyal Adhesives and Sealants divisions of the Company from June 1994 until August 1997. He is currently a special projects consultant to the Company. From 1983 to 1986 and from 1989 to June 1994, Mr. Kimbel was President of the United Rubber Workers, Local 65. Mr. Kimbel also served as an executive board officer of the United Rubber Workers International Union from 1984 to 1987.

     Curtis L Mack is Chairman of the Trust Funds Committee and a member of the Executive Committee of the Board of Directors. Mr. Mack is an attorney specializing in labor law. Mr. Mack is currently a partner in Mack, Haygood & McLean, a law firm based in Atlanta, Georgia. Mr. Mack was formerly a partner in Mack & Bernstein, a law firm based in Atlanta, Georgia, from 1983 to 1994. Mr. Mack taught labor and employment law at the University of Florida Law School in 1973-1974; he was General Counsel of the Florida Public Employees Relations Commission from 1974 to 1975, and he was Chairman of the Agency from 1975 to 1976; from 1976 to 1981 he was Regional Director of the National Labor Relation Board in Atlanta, Georgia. Presently Mr. Mack is an adjunct professor at the University of Michigan Law School, and also serves on the Advisory Board to the School of Social Science at Michigan State University. Mr. Mack has served as Special Assistant Attorney General for the State of Georgia since 1989 and as Chairman of the Human Relations Commission of the City of Atlanta since 1989.

     Roland H. Meyer is Chairman of the Compensation Committee and the Option Committee and a member of the Executive Committee of the Board of Directors. Mr. Meyer was elected Vice Chairman of American National Can Company, a leading manufacturer of metal, glass and plastic packaging products, in 1987. He was elected Chief Operating Officer of American National Can in 1988 and President in 1989. Mr. Meyer served as President and Chief Operating Officer of American National Can until his retirement in June 1992. Mr. Meyer is currently a director of American National Can and is a member of American National Can's Executive Committee. Mr. Meyer also served for various periods as a director of certain subsidiaries of American National Can. Mr. Meyer is a director and Vice Chairman of First Commercial Bank of Tampa.

     John A. Porter is a member of the Audit and Executive Committees of the Board of Directors. Mr. Porter is a director of Worldcom, Inc., a major long distance telephone carrier. He was Chairman of the Board of Directors of LDDS Communications, Inc. ("LDDS") from 1988 until its merger with Metromedia Communications in 1993 and was Vice Chairman of the Board from 1993 to 1997. He served as President and Chief Executive Officer of Telephone Management Corporation from 1987 until it was acquired by LDDS in August 1988. Mr. Porter also serves as Chairman of the Board of Directors and Chief Executive Officer of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment; a director of Intelligent Electronics Inc., a distributor of computer products; and Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing Inc. Mr. Porter is the President and sole shareholder of PM Restaurant Group, Inc., which filed a petition under Chapter 11 of the U.S. Bankruptcy Code in March 1995.

     Thomas J. Russell is a member of the Compensation, Option, Trust Funds and Executive Committees of the Board of Directors. Dr. Russell currently serves as a director of Adidas AG, a German-based international sporting goods manufacturer; and as a director and Chairman of the Board of Emcore Corporation, a U.S.-based international compound semiconductor equipment and material manufacturer. He founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International, Inc. in 1973, following which he served as president of that company's Life Sciences Division. From 1984 he served as a director and subsequently as chairman of IMS until its acquisition by Dunn & Bradstreet in 1988. From 1988 to 1992 he served as chairman of Applied Bioscience International, Inc., and served as a director of that company until 1996.

     Robert L. Soran was elected President and Chief Operating Officer of the Company as of September 21, 1992. Mr. Soran is also a member of the Executive Committee of the Board of Directors. Mr. Soran was President and Chief Executive Officer of Tropicana Products Inc., a fruit beverage processor from 1986 until September 1991.

         The Board of Directors held eight meetings during fiscal 1997. The average attendance by directors at these meetings was 94%, and all incumbent nominees attended at least 75% of the Board and committee meetings that they were scheduled to attend.

         Among the committees of the Board of Directors are an Audit Committee, a Compensation Committee, an Executive Committee, an Option Committee and a Trust Funds Committee. The Board of Directors does not have a Nominating Committee.

         The Audit Committee recommends to the Board the selection of independent accountants to audit the annual financial statements of the Company, reviews the annual financial statements and meets with the Company's Chief Financial Officer and independent accountants to review the scope and results of the audit of the financial statements and other matters regarding the Company's accounting, financial reporting and internal control systems. During fiscal 1997 the Audit Committee met twice. The members of the committee are Messrs. Bynoe (Chairman), Kimbel and Porter.

         The Compensation Committee reviews management's recommendations with respect to salary and incentive compensation of executive officers and other key employees, as well as the Company's benefit plans and arrangements other than Stock Option Plans, and makes recommendations to the Board with respect to such plans. During fiscal 1997 the Compensation Committee met once. The members of the Compensation Committee are Messrs.
Meyer (Chairman),  Kimbel and Russell.

         The Option Committee administers all of the stock option plans of the Company. The members of the Option Committee are Messrs. Meyer (Chairman) and Russell. The Option Committee met twice during fiscal 1997.

         The Trust Funds Committee reviews the Company's handling of trust funds under its employee benefits plans. During fiscal 1997 the Trust Funds Committee did not meet. The members of the Trust Funds Committee are Messrs. Mack (Chairman), Kimbel and Russell.

Compensation of  Directors

         Each director who is not an officer of the Company receives an annual fee (the "Annual Retainer Fee") of $18,000, plus $1,000 for each meeting of the Board of Directors attended, $2,500 per annum for service on a committee (except the chairman of a committee, who receives $3,000 per annum) and $500 to $1,000 for each committee meeting attended, depending upon whether the committee meeting is held in conjunction with a meeting of the Board of Directors, independent of a meeting of the Board of Directors or by teleconference. Each director receives reimbursement of his expenses incurred in attending each meeting of the Board of Directors or of a committee.

         Directors who are not officers of the Company may elect to apply up to the entire amount of their Annual Retainer Fees and committee retainer fees in exchange for options to purchase Common Stock pursuant to the 1992 Non-Qualified Stock Option Plan (the "1992 Non-Qualified Plan"). The 1992 Non-Qualified Plan provides that Common Stock underlying each option issued pursuant to such Plan may be purchased for 100% of the market price of the Common Stock on the date of grant. Although the amount of the Annual Retainer Fee is initially paid for the option, such amount also constitutes 50% of the consideration payable for the underlying Common Stock. When the Director exercises the option, the additional 50% of the purchase price of the Common Stock must be paid in cash by the Director. If the Director does not timely exercise the option to purchase the Common Stock, the Annual Retainer Fee applied to acquire the option will be forfeited by the Director. In addition, each director of the Company has received options to purchase shares of Common Stock under the 1995 Non-Qualified Stock Option Plan. No director who is not an officer of the Company may receive options to purchase more than an aggregate of 10,000 shares of Common Stock in any calendar year under all of the Company's Stock Option Plans.

Compensation Committee Interlocks and Insider Participation

         Mr. Kimbel, who serves as a member of the Compensation Committee, has been employed by the Company and certain of its predecessor companies since 1962. Mr. Kimbel was employed as an engineer by certain of the Predecessor Companies and the Company from 1962 until June 1994, when he became Manager of Human Resources for the Ensolite and Uniroyal Adhesives and Sealants divisions of the Company; he is currently a consultant to the Company on special projects.

         No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

         Transaction with Emcore Corporation

         Through a technology license dated as of September 29, 1997, the Company has acquired from Emcore Corporation ("Emcore") certain technology for the manufacture of epitaxial wafers used in high brightness light emitting diodes (LEDs) for lamps and display devices for license fees aggregating up to approximately $5 million during fiscal 1998. A wholly owned subsidiary of the Company expects to enter into a joint venture agreement with Emcore, whereby a joint venture, to be managed by the subsidiary of the Company, will purchase machines from Emcore and will sell and eventually manufacture epitaxial wafers, lamps and display devices. Thomas J. Russell, the Chairman of the Board of Directors of Emcore is a director and major stockholder of the Company, and Howard R. Curd, the Chairman of the Board of Directors of the Company, is a director of Emcore.

Executive Officers of the Company

         Officers of the Company are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. Any officer of the Company may be removed, pursuant to the Company's By-Laws, with or without cause, by a vote of a majority of the entire Board of Directors. Any officer of the Company may resign at any time upon notice to the Company. The following table sets forth the name, age and position of each executive officer of the
Company:

================================================================================
    NAME                    AGE                            POSITION
================================================================================

Howard R. Curd              58          Chairman of the Board of Directors and
                                        Chief Executive Officer
--------------------------------------------------------------------------------
Robert L. Soran             54          Director, President and Chief Operating
                                        Officer
--------------------------------------------------------------------------------
George J. Zulanas, Jr.      53          Vice President, Chief Financial Officer
                                        and Treasurer
--------------------------------------------------------------------------------
Oliver J. Janney            51          Vice President, General Counsel and
                                        Secretary
--------------------------------------------------------------------------------
Martin J. Gutfreund         56          Vice President, Human Resources and
                     n                  Administration
--------------------------------------------------------------------------------

         The business experience of Messrs. Curd and Soran is described above under "Election of Directors - Nominees for Director".

         Messrs, Zulanas, Janney and Gutfreund were elected to the positions set forth above as of September 21, 1992.

                       COMPENSATION OF EXECUTIVE OFFICERS

                      Report of the Compensation Committee

Role of the Compensation Committee

         As was earlier described in the section on committees of the Board of Directors, the Compensation Committee is responsible for administering the compensation program for the executive officers of the Company.

Compensation Philosophy

         The Company's compensation philosophy with respect to the compensation of the Company's executive officers consists of the following core principles:

         o Base salary should be competitive in order to attract and retain well- qualified executives.
         o   Incentive compensation should be directly related to achieving
             specified levels of corporate financial   performance.   A
             significant part of the executive officers' compensation should be at risk, based upon the success of the Company.
         o Long-term stock ownership of the Company's Common Stock by the Company's executive officers creates a valuable link between the Company's management and stockholders. Stock ownership gives management strong incentives to properly balance the need for short-term profits with long-term goals and objectives and to develop strategies that build and sustain stockholder returns.

Executive Compensation Program

         The Company's executive compensation program contains three components which are intended to reflect the Company's compensation philosophy.

         Base Salary. Base salary and adjustments to base salary are set by employment agreements with Messrs Curd, Soran, Zulanas and Janney. The base salaries for executive officers are targeted at the upper quartiles of the competitive market. For this purpose, the Compensation Committee reviews and considers the salary ranges of executive officers in comparable positions at companies comparable to the Company in various industries. The Compensation Committee's practice is to review the base salary of each executive officer annually, at which time the executive officer's base salary may be increased based upon the executive officer's individual performance and contributions to the Company.

         Annual Bonus. The Company's executive officers, as well as a number of other key employees of the Company, are eligible for an annual cash bonus pursuant to the Company's Management Incentive Plan (the "MIP"). Target annual bonus amounts for the executive officers are established at the beginning of the fiscal year by the Compensation Committee. For this purpose, the Compensation Committee reviews and considers bonus amounts awarded to officers of companies in comparable positions in various industries comparable in size to the Company and also considers Company performance and the achievement of each executive officer in his area of responsibility and the resulting contribution to overall corporate performance. Total payments into the MIP Plan for all participants, including  executive  officers,  were  $821,000 for fiscal  1993,  approximately
$515,000 for fiscal 1994, approximately $1,200,000 for fiscal 1995, approximately $687,000 for fiscal 1996 and approximately $1,680,000 for fiscal 1997.

         Long Term Incentives. The executive officers of the Company and 76 other members of management and other key employees have been granted stock options pursuant to the Company's 1992 Stock Option Plan (the "1992 Stock Option Plan"). In addition, 136 members of management and other key employees have been granted options under the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"). The 1992 Stock Option Plan and 1994 Stock Option Plan are intended to provide opportunities for stock ownership by management and other key employees, which will increase their proprietary interest in the Company and, consequently, their identification with the interests of the stockholders of the Company. In addition, the executive officers have purchased stock on their own as a demonstration of their commitment to the business. Stock options granted under the 1992 and 1994 Stock Option Plans have exercise prices equal to the fair market value of the Company's Common Stock on the dates of grant. The stock options have a ten-year term, except certain stock options granted for three-year terms. A deferred compensation plan was instituted for the executive officers in fiscal 1995; this improves the Company's short-term cash flow. A split-dollar life insurance plan was also instituted, to facilitate executive officers' saving for retirement.

         Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. The Compensation Committee considers it unlikely that the compensation level of any executive officer in 1998 would exceed the limit under Section 162(m). The Compensation Committee will review the effects of Section 162(m), from time to time, as it reviews changes in the design of compensation plans, to the extent it deems appropriate.

Chief Executive Officer's Performance

         The Compensation Committee has reviewed the compensation of the Chief Executive Officer and has found the level appropriate in comparison of persons holding similar positions in comparable companies and in light of favorable developments at the Company during fiscal 1997, including the following: continued strengthening of the Company's key operating margins, implementation of a substantial cost reduction program at the Company's corporate headquarters, completion of the redemption of the Company's preferred stock to halt potential dilution of the Company's Common Stock from stock dividends, negotiation of the sale of substantially all of the assets of the Company's automotive coated fabrics business on terms highly favorable to the Company to enhance shareholder value, acquisitions of three businesses to enhance the acrylics and adhesives businesses of the Company and completion of the relocation from the plant formerly leased by the Company in Mishawaka, Indiana to a refurbished plant in South Bend, Indiana, resulting in the projected elimination of a substantial excess facility charge. All of these developments have contributed to an increase in the price of the Company's stock by 42% during the 1997 fiscal year.

                                                ROLAND H. MEYER, CHAIRMAN
                                                RICHARD D. KIMBEL
                                                THOMAS J. RUSSELL

                           Summary Compensation Table

         The following table sets forth the cash and other compensation paid by the Company in respect of the fiscal year ended September 28, 1997, to the Chief Executive Officer and the other four most highly compensated officers of the Company. Certain of the executive officers of the Company also received certain other compensation, including automobile allowances. The amount of such other compensation received by each of these officers was less than the lesser of $50,000 or 10% of his respective cash compensation as set forth in the Salary and Bonus columns of this table.

   -------------------------------------------------------------------------------------=========================
                                                                                           LONG-TERM
                                                                                          COMPENSATION
                        ANNUAL COMPENSATION                                                  AWARDS
   -------------------------------------------------------------------------------------=========================
    =================================== ============= ================= ================ ========================
    Name and Principal Position                                                           Securities Underlying
                                        Fiscal Year        Salary            Bonus               Options
                                                             ($)               ($)                  (#)
    =================================== ============= ================= ================ ========================
    =================================== ------------- ----------------- ---------------- ========================

    Howard R. Curd                          1997               538,805          301,165                   81,755
    Chairman of the  Board and Chief        1996               523,640          147,279                   10,000
    Executive  Officer                      1995               508,659          189,406                   79,053


    =================================== ------------- ----------------- ---------------- ========================
    Robert L. Soran                         1997               442,712          247,454                   66,275
    President & Chief                       1996               430,107          117,208                   10,000
    Operating Officer                       1995               418,322          155,813                   63,242

    =================================== ------------- ----------------- ---------------- ========================
    George J. Zulanas, Jr                   1997               224,158          125,293                   46,010
    Vice President,                         1996               217,776           58,393                        0
    Chief Financial Officer &               1995               211,809           75,186                   47,432
    Treasurer

    =================================== ------------- ----------------- ---------------- ========================
    Oliver J. Janney                        1997               219,314          122,585                   30,530

    Vice President,                         1996               213,141           59,612                        0
    General Counsel &                       1995               207,043           76,574                   31,621
    Secretary

    =================================== ============= ================= ================ ========================
    Martin J. Gutfreund                     1997               120,000           67,074                        0
    Vice President,                         1996               120,000           33,751                        0
    Human Resources and                     1995               139,689           44,696                   15,811
    Administration

    =================================== ============= ================= ================ ========================

         The Company has a salary administration program and the MIP for certain management employees. The Board of Directors will consider any changes in compensation for executive officers, including changes to the salary administration program and the MIP, except for adjustments required pursuant to employment agreements.

Compensation Pursuant to Other Programs; Stock Option Plan

         In addition to the salary administration program and MIP, in order to retain and attract quality management, the Company maintains a compensation program that includes stock option plans and benefit programs such as disability and health insurance and death benefits. Stock options for key employees are granted by the Option Committee, and the Compensation Committee reviews the other benefit programs. The Option Committee has delegated to the Vice President, Human Resources and Administration the authority to grant limited stock options to key employees other than executive officers following written approval by the Chief Executive Officer and the Chief Operating Officer of the Company.
         The options granted in the last fiscal year to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer are set forth in the following table:

                        OPTION GRANTS IN LAST FISCAL YEAR

====================================================================================================================================
                                                                                                    Potential Realizable Value at
                                                                                                    Assumed Annual Rates of Stock
                                                                                                    Price Appreciation for Option
                                                                                                    Term
                                                Individual Grants
====================================================================================================================================

============================== =============== ======================= ============== ============== ================= =============
                                 Number of
                                 Securities    % of Total Options
                                 Underlying    Granted to Employees      Exercise
                                  Options      in Fiscal Year              Price       Expiration           5%              10%
Name                              Granted                                ($/Share)        Date             ($)              ($)
============================== =============== ======================= ============== ============== ================= =============
============================== --------------- ----------------------- -------------- -------------- ----------------- =============

Howard R. Curd                          5,000            2%               $2.625         4/27/00           2,069            4,344
                                       76,755           29%               $2.875         6/03/07         138,779          351,692
============================== --------------- ----------------------- -------------- -------------- ----------------- =============
Robert L. Soran                         5,000            2%               $2.625         4/27/00           2,069            4,344
                                       61,275           23%               $2.875         6/03/07         110,790          280,763
============================== --------------- ----------------------- -------------- -------------- ----------------- =============
George J. Zulanas, Jr.                 46,010           17%               $2.875         6/03/07          83,189          210,818
============================== --------------- ----------------------- -------------- -------------- ----------------- =============
Oliver J. Janney                       30,530           11%               $2.875         6/03/07          55,200          139,889
============================= =============== ======================= ============== ============== ================= =============
Martin J. Gutfreund                         0           ---                 ---            ---             ---              ---
============================== =============== ======================= ============== ============== ================= =============


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                       AND

                          FISCAL YEAR END OPTION VALUES



           ============================ =================================== ================================================
                                           Number of Securities Underlying   Value of Unexercised In-the-Money Options at
                                          Unexercised Options at September                September 28,19971
                                                      28, 1997                                      ($)
           ============================ =================================== ================================================
           ============================ =================================== ================================================
           Name                                  Exercisable/Unexercisable                        Exercisable/Unexercisable
           ============================ =================================== ================================================
           ============================ ----------------------------------- ================================================
           Howard R. Curd                                   389,508/76,755                                  390,864/119,930
           ============================ ----------------------------------- ================================================
           Robert L. Soran                                  328,242/61,275                                   329,788/95,742
           ============================ ----------------------------------- ================================================
           George J. Zulanas, Jr.                           183,796/46,010                                   184,792/71,891
           ============================ ----------------------------------- ================================================
           Oliver J. Janney                                 145,257/30,530                                   144,084/47,703
           ============================ =================================== ================================================
           Martin J. Gutfreund                                    83,992/0                                         83,008/0
           ============================ =================================== ================================================

No options were exercised by any executive officer during the fiscal year ended September 28, 1997.

 CERTAIN TRANSACTIONS

         Agreements with Executives

         Mr. Curd, Chairman of the Board and Chief Executive Officer of the Company, is employed pursuant to an agreement which was amended and restated as of April 25, 1995. The agreement provides for a base salary of $480,300. Mr. Curd's base salary is subject to adjustment annually during the term of the agreement based on changes in the U.S. Consumer Price Index for all Urban Consumers, U.S. City Average (the "CPI"). Pursuant to this provision, Mr. Curd's base salary was increased by 2.19%, effective September 1, 1997. Mr. Curd is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year. Mr. Curd's employment agreement provides for a three-year base term subject to automatic one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. In addition, Mr. Curd is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to two years' salary as severance upon termination of his employment by the Company.

          Mr. Soran, President and Chief Operating Officer of the Company, is employed pursuant to an agreement which was amended and restated as of April 25, 1995. The agreement is for a two-year term subject to automatic annual one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. Mr. Soran's employment agreement provides for a base salary of $395,000. Mr. Soran's base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Soran's base salary was increased by 2.19%, effective September 1, 1997. Mr. Soran is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year. In addition, Mr. Soran is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

         Mr. Zulanas, Vice President, Treasurer and Chief Financial Officer of the Company, is employed pursuant to an agreement which was amended and restated as of April 25, 1995. The agreement is for a two-year term subject to annual one-year automatic extensions on each anniversary date of the agreement unless such agreement is terminated by either party. Mr. Zulanas' employment agreement provides for a base salary of $200,000. Mr. Zulanas' base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Zulanas' base salary was increased by 2.19%, effective September 1, 1997. Mr. Zulanas is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year, as determined by the Board of Directors. In addition, Mr. Zulanas is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

         Mr. Janney, Vice President, Secretary and General Counsel of the Company, is employed pursuant to an agreement which was amended and restated as of April 25, 1995. The agreement provides for a base salary of $195,500. Mr. Janney's base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Janney's base salary was increased by 2.19%, effective September 1, 1997. Mr. Janney is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year. Mr. Janney's employment agreement provides for a two-year base term subject to automatic one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. In addition, Mr. Janney is entitled to receive his base salary for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

STOCK PERFORMANCE GRAPH

         The following graph is a comparison of the five-year cumulative total return among the Company, the Standard & Poor's 500 Composite Index and the Standard & Poor's Chemical Index.

                            TOTAL SHAREHOLDER RETURN
------------------------------------------- ------------------------------------------------------------------------
                                            Annual Return Percentage Years Ending
=========================================== ============= =============== ============= ============= --------------
Company/Index                               Sept. 93      Sept. 94        Sept. 95      Sept. 96      Sept. 97
=========================================== ============= =============== ============= ============= --------------
Uniroyal Technology Corp.                   25.00         -34.73          36.19         -21.88        48.00
------------------------------------------- ------------- --------------- ------------- ------------- --------------
S&P 500 Index                               12.16           3.69          29.74          20.33        40.45
------------------------------------------- ------------- --------------- ------------- ------------- --------------
Chemicals (Specialty) - 500                  7.32          -3.96          28.59           7.74        12.97
------------------------------------------- ------------- --------------- ------------- ------------- --------------
------------------------------------------- ------------------------------------------------------------------------
                                                                Indexed Returns - Years Ending
=========================================== ============= =============== ============= ============= --------------
Company/Index                               Sept. 93      Sept. 94        Sept. 95      Sept. 96      Sept. 97
=========================================== ============= =============== ============= ============= --------------
Uniroyal Technology Corp.                   125.00         81.58          111.11         86.81        128.47
------------------------------------------- ------------- --------------- ------------- ------------- --------------
S&P 500 Index                               112.16        116.29          150.89        181.56        255.00
------------------------------------------- ------------- --------------- ------------- ------------- --------------
Chemicals (Specialty) - 500                 107.32        103.07          132.54        142.80        161.33
------------------------------------------- ------------- --------------- ------------- ------------- --------------

Source:  Standard & Poor's Compustat

This comparison of five-year cumulative returns assumes that $100 was invested on September 28, 1992 in Common Stock, the S&P 500 Composite Index and the S&P Chemicals (Specialty) Index. No dividends were paid on the Common Stock.


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The  Board  of  Directors  has  selected   Deloitte  &  Touche  LLP  as
independent public accountants for the Company for the fiscal year ending September 27, 1998, subject to approval by the stockholders. The Board of Directors recommends that such appointment be ratified.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.


                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         Management of the Company knows of no matters other than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their judgment.


                              STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the 1999 annual meeting must be forwarded in writing and received at the principal executive offices of the Company not later than October 6, 1998, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the Annual Meeting of Stockholders to be held in 1999. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                               OLIVER J. JANNEY
                               Secretary

January 5, 1998